UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 2, 2006
ART TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26679	04-3141918
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Main Street, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 386-1000
25 First Street, Cambridge, Massachusetts, 02141
(Former Name or Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
          On October 2, 2006, we completed our previously announced acquisition of eStara, Inc. The acquisition was made pursuant to an agreement and plan of merger among us, eStara, our wholly-owned subsidiaries Arlington Acquisition Corp. and Storrow Acquisition Corp., certain stockholders of eStara and the stockholder representative named therein, dated September 18, 2006, as amended on October 2, 2006. The terms of the merger agreement were the result of arm’s-length negotiations with eStara. As a result of the merger, eStara became our wholly-owned subsidiary.
          eStara is a leading provider of proactive conversion solutions for enhancing online sales and support initiatives. eStara’s Click to Call solution allows an online consumer to request an immediate call from a salesperson or customer care agent, via the telephone or computer.
          We acquired eStara for consideration consisting of approximately 14.6 million shares of common stock and $3.9 million in cash, as adjusted to reflect the fact that former eStara stockholders who are not accredited investors will receive all cash, and not ATG shares, in exchange for their eStara shares. The merger consideration is subject to adjustment based on eStara’s working capital at closing, which has not yet been determined. In addition, we assumed eStara’s obligation to pay its employees transaction bonuses of approximately $5.1 million, of which $4.7 million will be paid in cash and the balance will be paid in the form of ATG stock.
          We have also agreed to pay, on or about March 14, 2008, up to an additional $6.0 million in potential earn-out payments and bonuses based on the eStara revenues for fiscal 2007. These payments and bonuses may be made, at our option, in the form of cash or stock, subject to the applicable rules of the Nasdaq stock market and applicable limitations under the tax rules to permit the transaction to be categorized as a tax free reorganization.
•	If the eStara revenue for fiscal 2007 is equal to or greater than $25,000,000 but is less than $30,000,000, the aggregate earn-out payments and bonuses will be $2,000,000.

•	If the eStara revenue for fiscal 2007 is greater than $30,000,000, the aggregate earn-out payments and bonuses will be $6,000,000.
          The merger agreement also contains representations, warranties and covenants customary for transactions of this size and nature. Of the ATG shares and cash issued in the transaction, approximately 5% will be held in escrow pending any working capital adjustments and an additional 10% will be held in escrow for one year for the purpose of securing amounts that may be payable to us by the eStara stockholders as a result of indemnification provisions in the agreement.
          The shares of our common stock issued at the closing pursuant to the merger are subject to a lock-up agreement pursuant to which the shares will be released from the lock-up in equal monthly installments over a period of 12 months, beginning three months after the closing of the merger. We have agreed to file a registration statement on Form S-3 following the merger, to allow for the resale of the shares we issued in the transaction.

          Copies of the merger agreement and the amendment to the merger agreement are filed as exhibits 2.1 and 2.2 to this current report and incorporated herein by reference.
Item 9.01 Financial Statement and Exhibits.
          (a) Financial Statements of Businesses Acquired.
          We intend to file by amendment the required historical financial statements for eStara not later than 71 calendar days after the date that this Form 8-K must be filed.
          (b) Pro Forma Financial Information.
          We intend to file by amendment the required pro forma financial statements reflecting the acquisition of eStara not later than 71 calendar days after the date that this Form 8-K must be filed.
          (d) Exhibits.

Number	Title

2.1	Agreement and Plan of Merger dated as of September 18, 2006 by and among Art Technology Group, Inc., eStara, Inc., Arlington Acquisition Corp., Storrow Acquisition Corp., and the stockholder representative and principal stockholders of eStara named therein (incorporated by reference to Exhibit 10.1 to our current report on form 8-K filed on September 22, 2006).

2.2	Amendment No. 1 to Agreement and Plan of Merger dated as of October 2, 2006, by and among Art Technology Group, Inc., eStara, Inc. and the stockholder representative named therein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.
Date: October 6, 2006	By:	/s/ Julie M.B. Bradley
Julie M.B. Bradley
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Title

2.1	Agreement and Plan of Merger dated as of September 18, 2006 by and among Art Technology Group, Inc., eStara, Inc., Arlington Acquisition Corp., Storrow Acquisition Corp., and the stockholder representative and principal stockholders of eStara named therein (incorporated by reference to Exhibit 10.1 to our current report on form 8-K filed on September 22, 2006).

2.2	Amendment No. 1 to Agreement and Plan of Merger dated as of October 2, 2006, by and among Art Technology Group, Inc., eStara, Inc. and the stockholder representative named therein.